Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion in this form 8-K/A of our report dated September 11, 2001. It should be noted that we have not audited any financial statements of Prospector Gaming Enterprises, Inc. subsequent to June 30, 2001 or performed any audit procedures subsequent to September 11, 2001.

DiPietro & Thornton

August 12, 2002
Reno, Nevada